October 30, 2000




Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470

Merchants New York Bancorp, Inc.
275 Madison Avenue
New York, New York  10022


         Re:   Merger of Valley National Bancorp and
               Merchants New York Bancorp, Inc.
               --------------------------------------


                  We have represented Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company in connection with the merger of Merchants New York Bancorp. Inc. ("Merchants"), a Delaware corporation and registered bank holding company into Valley (the "Merger") and the subsequent merger of The Merchants Bank of New York ("MBNY"), a New York state-chartered commercial bank into Valley National Bank ("VNB"), a national banking association. The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of September 5, 2000, by and among Valley, VNB, Merchants and MBNY.

                  We have assumed, with your consent, that:

                  (a) the Merger will be effected in accordance with the Merger Agreement, and

                  (b) the factual representations contained in the letters of representation from Valley and Merchants dated October 30, 2000 will be true at the Effective Time of the Merger (as defined in the Merger Agreement), provided, however, that we did not rely on legal conclusions, if any, contained in such representations.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  1. The Merger will qualify as a "reorganization" under Section 368(a). (All "Section" references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.)

                  2. No gain or loss will be recognized by Merchants in connection with the Merger. Sections 361(a) and 1032.

                  3. Merchants shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the Merger of shares of Merchants common stock solely for Valley common stock. Section 354(a).

                  4. The basis of Valley common stock received in the Merger by Merchants shareholders will be the same as the basis of the shares of Merchants common stock that they surrendered in exchange therefor. Section 358.

                  5. The holding period of Valley common stock will include the holding period during which the shares of Merchants common stock surrendered in exchange were held by the Merchants shareholder provided those shares of Merchants common stock were held as capital assets. Section 1223.

                  6. Merchants shareholders receiving cash in lieu of fractional shares of Valley common stock will be treated as if such fractional shares had been received from Valley and then subsequently redeemed by Valley. The cash received by the Merchants shareholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed. Section 302(a). Accordingly, if the fractional shares interest in Valley common stock would have constituted a capital asset in the hands of the shareholder, such shareholder should recognize capital gain or loss in an amount equal to the difference between the amount of such cash received and the portion of the adjusted tax basis in the Valley common stock allocable to the fractional share interest.

                  The tax consequences described above may not be applicable to Merchants shareholders that acquired the common stock of Valley pursuant to the exercise of an employee stock option or otherwise as compensation, that hold the Valley common stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                  We hereby consent to the reference to us under the heading "THE PROPOSED MERGER--Federal Income Tax Consequence" in the Joint Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Amendment No. 1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        PITNEY, HARDIN, KIPP & SZUCH LLP